Exhibit 10.5

NOVELL, INC.

2009 OMNIBUS INCENTIVE PLAN

2010 RESTRICTED STOCK UNIT AGREEMENT

This 2010 RESTRICTED STOCK UNIT AGREEMENT, dated as of              , 20     (the “Date of Grant”), is delivered by Novell, Inc. (the “Company”) to                      (the “Grantee”).

RECITALS

A. The Novell, Inc. 2009 Omnibus Incentive Plan (the “Plan”) provides for the grant of restricted stock units in accordance with the terms and conditions of the Plan. The Compensation Committee of the Company’s Board of Directors (the “Committee”) has decided to make a grant of restricted stock units as an inducement for the Grantee to continue his or her employment with the Company, or an Affiliate or a Subsidiary (as such terms are defined in the Plan), and promote the best interests of the Company and its shareholders. A copy of the Plan is available at https://innerweb.novell.com/organizations/finance/shareholder_services/.

B. The Plan is administered by the Committee (as defined in the Plan).

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Restricted Units. The Company hereby grants the Grantee restricted stock units (the “Restricted Units”). The Restricted Units are subject to the terms and conditions set forth in this Agreement and the Plan; provided however, that, subject to the provisions of Section 6 of this Agreement, if an executed, written agreement between the Company and the Grantee (an “Employment Agreement”) includes provisions that differ from those set forth in this Agreement, the provisions of the Employment Agreement will apply to the extent not contrary to the terms of the Plan.

2. Restricted Unit Account. Restricted Units represent hypothetical shares of common stock of the Company (“Shares”), and not actual Shares. The Company shall establish and maintain a Restricted Unit account, as a bookkeeping account on its records, for the Grantee and shall record in such account the number of Restricted Units granted to the Grantee. No Shares shall be issued to the Grantee at the time the grant is made, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Restricted Units recorded in the account. The Grantee shall not have any interest in any fund or specific assets of the Company by reason of this award or the Restricted Unit account established for the Grantee.

3. Vesting. The Restricted Units shall be subject to forfeiture until the Restricted Units vest. Except as provided below, fifty percent (50%) of the Restricted Units shall vest on the first anniversary of the Date of Grant and the remaining fifty percent (50%) of the Restricted Units shall vest on the second anniversary of the Date of Grant in accordance with the following schedule, if the Grantee continues to be employed by, or provide service to, the Company, an Affiliate, or a Subsidiary on the applicable vesting date.

Vesting Date	Number of Restricted Units that Vest

In the event that the Grantee’s employment or service with the Company, an Affiliate, or a Subsidiary or, in the event of a Change in Control, the acquiror or successor of the Company, an Affiliate or a Subsidiary, is involuntarily terminated without Cause (as defined in the Plan), any unvested Restricted Unit shall become one-hundred percent (100%) vested as of the date of the Grantee’s termination of employment or service.

The vesting of the Restricted Units shall be cumulative, but shall not exceed one hundred percent (100%) of the Restricted Units. If the foregoing schedule would produce fractional Restricted Units, the number of Restricted Units that vest shall be rounded down to the nearest whole Restricted Unit.

Unless the Committee provides otherwise, vesting of the Restricted Units granted hereunder shall be (i) tolled during any unpaid personal leave of absence and (ii) tolled as of the 91st day of any other leave of absence.

4. Termination of Restricted Units. Except as otherwise provided in an Employment Agreement, if the Grantee ceases to be employed by, or provide services to, the Company, an Affiliate, a Subsidiary or, in the event of a Change in Control, the acquiror or successor of the Company, an Affiliate or a Subsidiary, due to termination of Grantee’s employment or service for Cause or due to Grantee’s resignation, retirement, death or disability before all of the Restricted Units vest, any Restricted Units that are unvested as of the date of termination of employment or service shall automatically terminate and shall be forfeited as of the date of the Grantee’s termination of employment or service. No payment shall be made with respect to any unvested Restricted Units that terminate as described in this Paragraph 4.

5. Payment of Restricted Units.

(a) If and when the Restricted Units vest, the Company shall issue to the Grantee one Share for each vested Restricted Unit, subject to tax withholding as described below, within two (2) months after the applicable vesting date.

(b) The issuance of Shares to the Grantee pursuant to this Agreement is subject to all applicable foreign, federal, state, local and other taxes. All obligations of the Company under this Agreement shall be subject to the rights of the Company to withhold amounts required to be withheld for any taxes, if applicable. The Grantee shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any foreign, federal, state, local or other taxes that the Company is required to withhold with respect to the Restricted Units. The Company may elect to satisfy any tax withholding obligation with respect to Restricted Units by (a) having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities, or (b) taking other reasonable measures determined in its sole discretion to be appropriate to meet applicable withholding requirements.

(c) The obligation of the Company to deliver Shares when Restricted Units vest shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.

6. Change of Control. Notwithstanding the provisions of Section 17.1(c) of the Plan or any other agreement, plan, program or arrangement of the Company or a Subsidiary, the vesting of the Restricted Units shall not accelerate upon the occurrence of a Change of Control (as defined in the Plan). The vesting of the Restricted Units (as such Restricted Units may be adjusted pursuant to this Section 6) shall remain subject to accelerated vesting upon the termination of the Grantee’s employment without Cause as set forth in Section 3 hereof. In connection with a Change of Control, the Committee shall equitably adjust unvested Restricted Units, in manner to be determined in its sole and absolute discretion, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available pursuant to the grant of Restricted Units. Such adjustments may include, but shall not be limited to, an exchange of unvested Restricted Units for (i) restricted stock units of an acquirer of or successor to the Company, with such replacement restricted stock units having a value equal to the value of the Shares underlying the Restricted Units in the Change of Control or (ii) a right to receive a cash payment in an amount equal to the value of the Shares underlying the Restricted Units in the Change of Control, in each case payable in accordance with the vesting and payment provisions set forth in this Agreement. Any determination made by the Committee pursuant to this Section 6 shall be final and binding on all persons, including, without limitation, the Grantee, the Company and its successors and any other party. Notwithstanding anything in the Plan to the contrary, the Committee shall not have the discretion to cancel the Restricted Units in connection with a Change of Control without making an equitable adjustment or substitution as set forth in this Section 6.

7. Nature of Grant. In accepting the Restricted Units, the Grantee acknowledges that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated at any time, unless otherwise provided in the Plan and this Agreement; (ii) the grant of the Restricted Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past; (iii) all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company and the Committee; (iv) the Grantee’s participation in the Plan shall not create a right to further employment with the Company, an Affiliate, or a Subsidiary and shall not interfere with the ability of the Company, an Affiliate, or a Subsidiary to terminate Grantee’s employment relationship at any time with or without cause; (v) the Grantee is voluntarily participating in the Plan; (vi) the Restricted Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vii) in the event that the Grantee is not an employee of the Company, an Affiliate, or a Subsidiary, the Restricted Units grant will not be interpreted to form an employment contract or relationship with the Company or with any Affiliate or Subsidiary; (viii) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (ix) the value of Shares acquired upon vesting may increase or decrease in value, and no claim or entitlement to compensation or damages shall arise from termination of Restricted Units or from any diminution in value of the Restricted Units or Shares received upon vesting of Restricted Units, and the Grantee irrevocably releases the Company and all Affiliates and Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and (x) in the event of termination of the Grantee’s employment or service for Cause (whether or not in breach of local labor laws) or due to Grantee’s resignation, retirement, death or disability, the Grantee’s right to receive Restricted Units and vest under the Plan, if any, will, except as otherwise provided in an Employment Agreement, terminate effective as of the date that Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of the Grantee’s employment or service for Cause (whether or not in breach of local labor laws) or due to Grantee’s resignation, retirement, death or disability, the Grantee’s right to receive Shares pursuant to the Restricted Units after termination of employment, if any, will be measured by the date of termination of Grantee’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Restricted Units award.

8. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail. The grant and payment of the Restricted Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Restricted Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

9. No Employment or Other Rights. THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF RESTRICTED UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING IN THE EMPLOY OR SERVICE OF THE COMPANY, AN AFFILIATE, OR A SUBSIDIARY AT THE WILL OF THE COMPANY, AN AFFILIATE, OR A SUBSIDIARY, AS THE CASE MAY BE (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED A RESTRICTED UNIT OR PURCHASING SHARES HEREUNDER). THE GRANTEE FURTHER

ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER, AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S RELATIONSHIP AS AN EMPLOYEE OR SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

10. Data Privacy. The Grantee understands that the Company holds certain personal information about him or her, including, but not limited to, the Grantee’s name, home address and telephone number; date of birth; social security number, social insurance number or other identification number; salary; nationality; job title; any Shares held in the Company; and/or details of all Restricted Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor (collectively, “Data”). The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s Data by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired upon vesting of Restricted Units. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in each case without cost, by contacting in writing his or her local human resources representative. The Grantee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

11. No Stockholder Rights. Neither the Grantee, nor any person entitled to receive payment in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to Shares until certificates for Shares have been issued upon vesting of Restricted Units.

12. Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Restricted Units by notice to the Grantee, and the Restricted Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s Subsidiaries and Affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

13. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof. This Agreement and the Restricted Units are intended to be exempt from the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by settling the Restricted Units within the short-term deferral exemption set forth in the requirements under section 409A of the Code, and this Agreement and the Restricted Units shall be interpreted on a basis consistent with such intent. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event shall the Grantee, directly or indirectly, designate the calendar year of payment.

14. I.R.C. Section 83(b). Pursuant to Section 83(b) of the Code, the Grantee will not be entitled to make an election to be taxed upon grant of the Restricted Units.

15. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of Director of Shareholder Services at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to the Grantee at the residential address written beneath the Grantee’s name below. The Grantee agrees to notify the Company in writing upon any change in such residential address. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the applicable postal service.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

NOVELL, INC.

By:
Name:
Title:

I hereby accept the Restricted Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Committee shall be final and binding.

Grantee:
Print Name:

Residential Address:

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